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                            EXHIBIT 99


                                                    PRESS RELEASE
                                                 OCTOBER 10, 1995


                                         Contact:  Jerry L. Ruyan
                                                   (513) 271-3700


          MERIDIAN DIAGNOSTICS CALLS 7-1/4% CONVERTIBLE
                 SUBORDINATED DEBENTURES DUE 2001


Meridian Diagnostics, Inc., Cincinnati, Ohio, today announced that it will call for redemption the outstanding balance of its 7-1/4% Convertible Subordinated Debentures due 2001 (the "Debentures"). The Company issued the Debentures September 1993 in the principal amount of $11.5 million. Approximately $7.4 million principal amount of the Debentures is outstanding; the balance has been converted or tendered for conversion into shares of the Company's common stock.

Holders of the Debentures have the option of converting their Debentures into shares of Meridian Diagnostics' common stock prior to the redemption date of November 30, 1995, at a conversion price of $5.97 per share or, upon delivery of the Debentures, receiving cash. The Debentures will be redeemed at 105% of their face amount plus accrued interest. The conversion price of $5.97 per share is equivalent to a conversion rate of
167.5 shares per each $1,000 principal amount of Debentures. All share amounts have been adjusted for stock dividends and splits subsequent to the issuance of the Debentures.

Based on the current price of the Company's stock, Meridian Diagnostics expects that holders will convert their Debentures into shares of common stock. Conversion and/or redemption of the Debentures will reduce the Company's annual interest expense, increase shareholders' equity, reduce long-term debt, improve the debt-to-equity relationship, and increase the float of shares available for trading. On a pro forma basis, the per share dilution for the fiscal year ended September 30, 1995 is expected to be between $0.01 and $0.02 per share, assuming full conversion of the Debentures.

Meridian Diagnostics, Inc. develops, manufactures and markets a variety of immunodiagnostic test kits, purified reagents such as antigens and monoclonal and polyclonal antibodies, and related diagnostic products. The Company is a leader in the area of rapid diagnosis of infectious human diseases. All Meridian products are used outside the human body and require little or no special instrumentation or equipment. Domestic and international market segments consist of hospital, commercial and reference laboratories, and physicians' offices. The Company has a leading market position in fungal serology, and in parasite and bacterial collection, preservation and transportation systems. The Company's shares are traded through NASDAQ/NMS (Symbol: KITS).